Exhibit 23.3

July 2, 2026

To:	LONDIAN WASON NEW ENERGY TECH INC.

T1-7A, 1 Shenzhen Bay Plaza,

No. 2233 South Keyuan Road, Nanshan District,

Shenzhen 518054

People’s Republic of China

Dear Sirs or Madams:

Reference is made to the opinion letter (the “Opinion”) of King & Wood PRC Lawyers dated May 29, 2026 and addressed to LONDIAN WASON NEW ENERGY TECH INC. (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with the offering and sales of American Depositary Shares of the Company (the “Offering”), for which we have acted as the Company’s PRC counsel. All capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Opinion.

Notwithstanding the last paragraph of the Opinion, you may provide copies of the Opinion to the Representatives named in the Underwriting Agreement, and Bank of New York Mellon, as Depositary named in the Deposit Agreement, solely for their reference in relation to the Offering, provided that no such party to whom the Opinion is disclosed may rely on the Opinion without our prior written permission.

Yours faithfully,

/s/ King & Wood
King & Wood